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                                                                   Exhibit 10.21



March 16, 1998

Dr. Paul R. Low
PRL Associates
11 Birchwood Drive
Greenwich, CT  06831

Dear Paul:

In view of the expanded responsibilities attendant on your recent appointment as Chairman of the Board of Directors (the "Board") of Xionics Document Technologies, Inc., I have been authorized by the Compensation Committee of the Board to offer you the following compensation in addition to the standard outside directors' compensation for which you are already eligible.

(1) Compensation for up to two days of on-site services per month at the rate of $1,000.00 per day.

(2) A grant of 20,000 stock options, over and above those granted to you under the Xionics Directors' Stock Option Plan, to be made effective upon your acceptance of this letter. Such options will be issued under the 1996 Employee Stock Option Plan and will have an exercise price equal to the closing price on NASDAQ of Xionics' stock on the date of grant; will vest in 16 equal quarterly installments beginning on April 1, 1998; and will be nonqualified stock options for purposes of the Internal Revenue Code.

(3) Reimbursement of your out-of-pocket travel expenses connected with your performance of services for Xionics.

Paul, if the foregoing is acceptable, please so indicate by signing both copies of this letter in the space provided below and return one to me, keeping the other for your records. I look forward to continuing to work with you.

Sincerely,
XIONICS DOCUMENT TECHNOLOGIES,
INC.

/s/ PETER J. SIMONE

Peter J. Simone
President and Chief Executive Officer

Accepted:

/s/ PAUL R. LOW                              Date:  March 16, 1998
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Paul R. Low